EXHIBIT 99

                 PRESS RELEASE OF WAYNE SAVINGS BANCSHARES, INC.

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            Wayne Savings Bancshares to Consolidate Bank Subsidiaries

      WOOSTER, Ohio, June 5 /PRNewswire-FirstCall/ -- Wayne Savings Bancshares, Inc. (Nasdaq: WAYN) announced today that Wayne Savings Community Bank and Village Savings Bank, FSB, the Company's direct and indirect banking subsidiaries, will be merged. Village Savings, established in 1998, currently operated as the federal stock savings bank subsidiary of Wayne Savings Community Bank, will be merged with and into the parent company, Wayne Savings Community Bank. The Company concluded that significant cost savings and operating efficiencies could be achieved by discontinuing the separate corporate existence of Village Savings.

      Charles F. Finn, President and Chief Executive Officer of the Company, stated, "It is important to note that while the merger will result in efficiencies and add to the Company's overall competitiveness, we will continue to operate the Village Savings office as a branch office of Wayne Savings Community Bank. Customers should experience no change in the level of service they have come to expect. Wayne Savings Community Bank will continue to operate as a community bank in the North Canton, Ohio area."

      The merger is subject to regulatory approvals and is expected to be completed in the third quarter of 2003. Established in 1899, Wayne Savings Community Bank, the wholly-owned subsidiary of Wayne Savings Bancshares, Inc., has nine banking locations in Wayne, Holmes, Ashland and Medina Counties, in addition to its Village Savings Bank, FSB subsidiary in Stark County.